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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         TEL-INSTRUMENT ELECTRONICS CORP
             (Exact name of registrant as specified in its charter)

         New Jersey                      33-18978                22-1441806
(State or other jurisdiction        (Commission File           (IRS Employer
      of incorporation)                  Number)             Identification No.)

       728 Garden St
Carlstadt, New Jersey 07072                               (201) 933-1600
   (Address of principal                         (Registrant's telephone number,
    executive offices)                                including area code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

Securities to be registered pursuant to Section 12 (b) of the Act:

      Title of each class                        Name of each exchange on which
      to be so registered                        each class is to be registered

      Common Stock, $.10 Par Value               American Stock Exchange

Securities to be registered pursuant to Section 12 (g) of the Act:

                                      None

                                (Title of Class)

Item 1. Description of Registrant's Securities to be registered

      Common Stock, $.10 Par Value

      The capital stock of Tel-Instrument Electronics Corp (the "company") to be registered on the American Stock Exchange is the Company's common stock with a par value of $.10 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote per share


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at all meetings of stockholders. The certificate of incorporation requires the vote of a majority of the shares present, at a duly convened meeting where a quorum is present, in order to act. A quorum is present if a majority of the outstanding shares is present. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption provisions and there is no liability to further calls or to assessments by the Company.

Item 2. Exhibits

      1. None

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 TEL-INSTRUMENT ELECTRONICS CORP

Date: February 9, 2004                           By /s/ Harold K. Fletcher
                                                    ----------------------------
                                                    /s/ Harold K. Fletcher
                                                    Chairman and President